AMENDMENT NO. 1
                                     to the
                             PARTICIPATION AGREEMENT



     AMENDMENT, dated as of January 18, 2001, to the Participation Agreement dated as of April 30, 1999 (the "Agreement"), by and among Columbus Life Insurance Company (the "Company"), PIMCO Variable Insurance Trust (the "Fund"), and PIMCO Funds Distributors LLC (the "Underwriter").

     WHEREAS, the Company, the Fund and the Underwriter wish to revise Section
1.4 of the Agreement;

     NOW, THEREFORE, the Company, the Fund and the Underwriter hereby agree as follows:

     Section 1.4 of the Agreement is hereby amended, and restated in its entirety, as follows:

               1.4 The Fund shall use its best efforts to make the net asset value per share for each Designated Portfolio available to the Company by 6:30 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Designated Portfolio is calculated, and shall calculate such net asset value in accordance with the Fund's Prospectus. Neither the Fund, any Designated Portfolio, the Underwriter, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company or any other Participating Insurance Company to the Fund or the Underwriter. If the Fund provides the Company with materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

     Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

PIMCO VARIABLE                              COLUMBUS LIFE
INSURANCE TRUST                             INSURANCE COMPANY


By:__________________________               By:___________________________
Name:                                       Name: Mark A. Wilkerson
Title:                                      Title:  Senior Vice President

PIMCO FUNDS DISTRIBUTORS LLC


By:__________________________
Name:
Title: